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                                                                 Exhibit (g)1.17
                                LETTER AGREEMENT

State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Custodian Agreement between Frank Russell Investment Company ("FRIC") and State Street Bank and Trust Company, dated October 31, 1988, FRIC advises you that it is creating one new fund to be named the Russell Multi-Manager Principal Protected Fund (the "New Fund") FRIC desires for State Street Bank and Trust Company to serve as Custodian with respect to the New Fund pursuant to the terms and conditions of the Custodian Agreement. The fees to be charged by the Custodian to each New Fund in return for its services are set forth in the current fee schedule to the Custodian Agreement.

Please indicate your acceptance to act as Custodian to each Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By:___________________________
   Mark E. Swanson
   Treasurer


Accepted this ___ day of _________, 2002


STATE STREET BANK AND TRUST COMPANY


By:___________________________
Its:__________________________